EXHIBIT 10.37

FIRST AMENDED LEGAL SERVICES FEE AGREEMENT

This First Amended Legal Services Fee Agreement (“First Amended Agreement”) is made and entered into as of the  1st day of September, 2006 (the “Effective Date”), by and between Forgent Networks, Inc., a Delaware corporation (the “Client”) and Hagans, Burdine, Montgomery, Rustay & Winchester, P.C. (“HBMRW”) (formerly Hagans, Bobb & Burdine, P.C.) and Bracewell & Giuliani, L.L.P. (“B&G”). HBWRW and B&G shall be each individually referred to as a “Law Firm,” shall be collectively referred to as the “Law Firms”).  The Law Firms and the Client are sometimes collectively referred to as the “Parties.”  Any one of the Parties may be sometimes hereinafter referred to as a “Party.”

RECITALS

A.  Client and Law Firms have previously entered into that certain Legal Services Fee Agreement as of April 14, 2006 concerning U.S. Patent Nos. 6,181,784, 6,285,746, 6,480,584, and 6,674,960, together with any continuations, continuations-in-part, divisions and/or foreign counterparts thereof (collectively, the “Patents”).

B.  Client and Law Firms now desire to replace the Legal Services Fee Agreement with this First Amended Agreement.  Client is executing this First Amended Agreement for the purpose of continuing Client’s representation by the Law Firms in connection with (i) investigating and asserting claims, including the filing and prosecution of lawsuits, against any other person or entity that may be infringing the Patents (any such claim as to which litigation has been or is hereafter filed being hereinafter referred to as a “Lawsuit”), and (ii) negotiating with infringers to obtain and secure licensing or sublicensing agreements between the Client and the infringers (any such licensing or sublicensing agreements negotiated by the Law Firms referred to herein as a “License Agreement,” and any negotiations for such License Agreements referred to herein as the “License Negotiations”).  The Client has not engaged and is not engaging the Law Firms to market or commercialize its technologies to non-infringers, or to handle any patent prosecution or re-examination concerning any of the Patents or any other patents.  The Client understands and acknowledges that patent infringement litigation often presents novel and difficult questions of both law and fact, and the acceptance of the engagement by the Law Firm in this matter may preclude engagements by the Law Firms on other matters.

NOW, THEREFORE, for and in consideration of the mutual agreements set forth in this First Amended Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by each Party, the Parties agree as follows:

CERTAIN DEFINITIONS

For purposes of this First Amended Agreement, the following terms shall have the meaning given to such terms below (in addition to other terms defined in other parts of this First Amended Agreement):

“Actual Patent Proceeds” shall mean, in the case of a Qualified Sale that is structured as an asset sale,  the Net Proceeds received by Client as payment for the Patent-Related Assets sold by Client as part of such Qualified Sale.

“Allocated Patent Proceeds” shall mean, in the case of a Qualified Sale that is structured other than as an asset sale (i.e., as a sale of the stock of Client, as a merger or consolidation of Client, or otherwise) that portion of the Net Proceeds received by Seller(s) in such Qualified Sale that is equal to the Designated Value of the Patent-Related Assets sold or otherwise transferred as part of such Qualified Sale.

“Closing Date” shall mean the effective date of the closing of a Qualified Sale.

“Designated Value”  shall mean the dollar value of the Patent-Related Assets as determined by the parties in accordance with Section 3(d) hereof.

“Gross Proceeds” shall mean 100% of the consideration received by the Seller(s) in a Qualified Sale, which consideration shall consist of (i) the total cash consideration received by the Seller(s) on the Closing Date, plus (ii)

the present value (reflecting a present value discount as reasonably determined by Client and Law Firms), as of the Closing Date, of any cash installment payments to be received by the Seller(s) after the Closing Date, plus (iii) the fair market value (as reasonably determined by Client and Law Firms), as of the Closing Date, of any non-cash consideration received by Seller(s) on the Closing Date or to be received by Seller(s) after the Closing Date.

“Net Proceeds” shall mean Gross Proceeds minus all Transaction Costs.

“Patent-Related Assets” shall mean, collectively,  the Patents and/or any rights pertaining thereto that are sold or transferred  as part of a Qualified Sale.

“Qualified Sale” shall mean a sale or transfer to one or more of the defendants in a Lawsuit (or to any designee of one or more of the defendants in a Lawsuit) of all or substantially all of the Patents and/or any rights pertaining thereto (whether through a sale of assets or through a sale, merger or consolidation of Client) which occurs or is initiated within 12 months of (i) the abandonment or termination of a Lawsuit by Client against the advice of Law Firms, or (ii) the termination of this First Amended Agreement by Client without good cause.

“Qualified Sale Proceeds” shall mean either the Actual Patent Proceeds or the Allocated Patent Proceeds, as the case may be,  received by the Seller(s) in a Qualified Sale.

“Seller(s)” shall mean (i) the stockholders of Client, in the event the Qualified Sale is structured as a stock sale, merger or consolidation,  or (ii) Client, together with its affiliates and designees, in the event the Qualified Sale is structured as an asset sale.

“Transaction Costs” shall mean all third party costs incurred by Seller(s) in connection with and in furtherance of a Qualified Sale, including attorneys’ fees, accounting fees, brokers’ fees, and other professional fees and expenses.

1.                                      Patents and Information Provided by Client.  The Client agrees to use reasonable efforts to provide the Law Firms with all information and documents in the possession of the Client or any entities affiliated with the Client reasonably required in connection with performing Law Firm’s duties and obligations hereunder.

2.                                      Client’s Patent Rights.  The Client represents and warrants that, to the best of its knowledge after reasonable investigation, it owns the exclusive right to enforce all rights with respect to the Patents, including, without limitation, the exclusive right to bring actions against others for infringement of the Patents, to license and sublicense the Patents, and to collect all royalties, license fees, profits or other revenue or valuable consideration to be paid or exchanged by anyone else for the right to use the Patents.  The Client agrees to timely pay all maintenance fees due on the Patents.

3.                                      Contingent Fee Compensation to Law Firms.

(a)                                  For services rendered pursuant hereto, the Client hereby agrees to pay the Law Firms a contingent fee equal to 37.5% (20% to HBMRW and 17.5% to B&G) of all License Proceeds, Litigation Proceeds and Qualified Sale Proceeds.  For purposes hereof, (i) “License Proceeds” shall mean any revenues, including but not limited to, royalties or license fees, money or other valuable consideration received by the Client through, under or as a result of any License Agreement and/or any License Negotiations initiated after April 14, 2006, and (ii) “Litigation Proceeds” shall mean any recovery realized out of or collected from or in connection with any Lawsuit, either through settlement, compromise or judgment, including, but not limited to, compensatory damages, exemplary damages,  attorneys’ fees, prejudgment interest, and post judgment interest (whether through trial or settlement of any Lawsuit), initiated after the Effective Date.

(b)                                 The Law Firms will receive their respective percentage interest in the License Proceeds, Litigation Proceeds and Qualified Sale Proceeds as they are paid to the Client or, at the election of the Client, based upon the present value of the amount of money that is to be paid to the Client over time.  If the Client chooses to waive any such future payments, it will pay each Law Firm an amount equal to the Law Firm’s interest in those payments as they otherwise would have been made to the Client.  The Parties agree that (x) the License Proceeds shall include the full fair market value of any non-monetary proceeds and shall not be reduced by any cross-license, cross-action, setoff or other payment by Client, which shall be the sole responsibility of Client, and (y) the Litigation Proceeds shall include the full fair market value of any non-monetary relief obtained or received directly by the Client or any related entity as a proximate result of any Lawsuit, such as injunctive relief.  The Law Firms’ contingent fees based on License Proceeds, Litigation Proceeds and Qualified Sale Proceeds shall collectively be referred to herein as the “Contingent Attorneys’ Fees.”

(c)                                  The Client shall pay the Contingent Attorneys’ Fees to the Law Firms quarterly, on or before the 10th day of each succeeding fiscal quarter.  With each such lump sum payment, the Client shall provide the Law Firms with a (i) detailed accounting of all License Proceeds, Litigation Proceeds and Qualified Sale Proceeds received by the Client during the immediately preceding fiscal quarter, and (ii) a calculation of the quarterly lump sum amount being tendered to the Law Firms.  Each Law Firm shall have 30 days following its receipt of each quarterly payment and the accompanying detail within which to verify and/or object to the Client’s calculation of the quarterly payment amount.  If a Law Firm fails to object to any quarterly calculation within such 30 day period, the calculation and the payment received shall, absent fraud by the Client, be deemed to have been accepted by such Law Firm and shall be final.

(d)                                 In the event that a Qualified Sale is structured other than as an asset sale (i.e., as a sale of the stock of Client, as a merger or consolidation of Client, or otherwise), Client and the Law Firms shall determine the Designated Value of the Patent-Related Assets sold or otherwise transferred as part of such Qualified Sale as follows:  Promptly following the closing of the Qualified Sale, Client and the Law Firms shall attempt to mutually agree upon  the value, as of the Closing Date, of the Patent-Related Assets sold or otherwise transferred as part of the Qualified Sale (the “Designated Value”).  If Client and the Law Firms are unable to agree upon the Designated Value within 30 days following the closing of the Qualified Sale, Client and the Law Firms shall each select one independent appraiser with at least ten (10) years experience in business evaluation.  The two appraisers so selected shall in turn select a third independent appraiser with at least ten (10) years experience in business evaluation, and the three appraisers shall then determine the Designated Value using such valuation methodologies, protocols and procedures as they deem appropriate.  The determination of the Designated Value by the three appraisers shall be binding on Client and the Law Firms and shall not be subject to challenge or appeal,  absent fraud, willful misconduct and/or gross negligence by one or more of the three appraisers.  Client and the Law Firms shall each bear 100% of the fees and  the expenses of the appraiser they select, and 50% of the fees and expenses of the third appraiser.

4.                                      Related Expenses.

(a)                                  Payment of Related Expenses.  During the term hereof, Related Expenses shall be paid as follows:

(1) Client shall be liable for and shall pay all Related Expenses incurred prior to September 1, 2006;

(2) Subject to the provisions of sub-paragraph (4) of this sentence, Client shall be liable for and shall pay 25% of all Related Expenses incurred on and after September 1, 2006;

(3) Subject to the provisions of sub-paragraph (4) of this sentence,  HBMRW shall be liable for and shall pay 50% of all Related Expenses incurred on and after September 1, 2006 up to a maximum of $1,250,000 and B&G shall be liable for and shall pay 25% of all Related Expenses incurred on and after September 1, 2006 up to a maximum of $625,000; and

(4) Once the total amount of Related Expenses incurred after September 1, 2006 equals $2,500,000 (such that Client’s share of such Related Expenses is $625,000, HBMRW’s share is $1,250,000, and B&G’s share is $625,000), the Client shall be liable for and shall pay all Related Expenses incurred on and after September 1, 2006 in excess of $2,500,000.

For purposes hereof, “Related Expenses” shall mean any reasonable expenses incurred by Client or by the Law Firms on the Client’s behalf in connection with each Law Firm’s performance of its duties and responsibilities hereunder, including but not limited to, travel expenses, long distance calls, investigation fees, consultant fees, expert and witness fees, charts, photographs, deposition fees and costs, court costs, photocopying and other document reproduction costs, postage charges, fax charges, and on-line computer research.  Related Expenses shall not include any expenses related to any patent prosecution or re-examination concerning any of the Patents or any other patents. The Parties will advise each other in advance of incurring Related Expenses that will exceed $5,000.  Notwithstanding the foregoing, Related Expenses shall be reimbursed to the Parties out of any License Proceeds, Litigation Proceeds or Qualified Sale Proceeds up to, but not to exceed, 20% of any such License Proceeds, Litigation Proceeds or Qualified Sale Proceeds recovered from any person(s) at any one time in the ratio that each has paid as of the time the reimbursement is made.  For example, if License Proceeds or Litigation Proceeds are recovered from a License Negotiation or any Lawsuit from any person, then up to 20% of such total proceeds will be paid to the Parties in the ratio that each Party has paid as of the time the reimbursement is made as reimbursement for the Related Expenses incurred, and the remainder of the License Proceeds or Litigation Proceeds will be distributed to the Law Firms and Client in accordance with the provisions of Paragraph 3(a) above.  Any expenses incurred by The Roth Law Firm, P.C. that are reimbursed by Client pursuant to that certain Legal Services Fee Agreement between Client and The Roth Law Firm, P.C. shall be considered “Related Expenses” of Client for purposes of this First Amended Agreement.

(b)                               Monthly Reconciliation of Related Expenses.  Promptly after the end of each month, the Parties will advise each other of the amount of Related Expenses they have incurred or paid during such month.  Promptly after receiving such information from B&G and Client, HBMRW will calculate the amount due from each Party pursuant to this First Amended Agreement and shall invoice Client and B&G accordingly.  Client and B&G shall pay such invoice within 30 days of receipt.

Example

Assume:

•                  $1,000,000 in Litigation Proceeds is received from Defendant A on 12/1/06.

•                  Client has incurred $250,000 in Related Expenses prior to 9/1/06 and $100,000 in Related Expenses after 9/1/06.

•                  HBMRW has incurred $200,000 in Related Expenses after 9/1/06

•                  B&G has incurred $100,000 in Related Expenses after 9/1/06

Result:

•                  $200,000 is applied to reimbursement of Related Expenses, as follows:

Total Related Expenses as of 12/1/06 = $650,000

Client reimbursement is $350,000/$650,000 x $200,000 = $107,692.31

HBMRW reimbursement is $200,000/$650,000 x $200,000 = $61,538.46

B&G reimbursement is $100,000/$650,000 x $200,000 = 30,769.23

•                  $800,000 is distributed as follows:

Client - $420,000 (52.5%)

HBMRW - $160,000 (20%)

B&G - $140,000 (17.5%)

The Roth Law Firm, P.C. - $80,000 (10%)

5.                                      Client’s Retention of Independent Legal Counsel  Client acknowledges that Client requested the Law Firms to pay a percentage of Related Expenses incurred on and after September 1, 2006, and that the Parties thereafter agreed to increase the percentage of contingent fees payable to Law Firms under Paragraph 3(a) and to the other provisions of this First Amended Agreement.  Client represents to Law Firms that, prior to entering into this First Amended Agreement, Client sought and obtained advice of independent counsel.

6.                                      Court Award of Attorneys Fees or Costs.  Where reasonably appropriate under the circumstances in any Lawsuit, the Law Firms may apply to the Court for such amount of compensation, costs, and litigation expenses, if any, as may reasonably be allowed to the Client by law (“Attorneys Fees and Costs”).  Any Attorneys Fees and Costs recovered under this paragraph shall be treated as Litigation Proceeds under this First Amended Agreement.

7.                                      Defense of Counterclaims and Declaratory Judgment Actions.  The Law Firms shall defend any action or counterclaim relating to the Patents filed against the Client by a defendant in a Lawsuit or by any person with whom the Client has been engaged in License Negotiations, including but not limited to, any action or counterclaim for declaratory judgment of patent invalidity, unenforceability or non-infringement relating to the Patents, or for violation of the state or federal antitrust laws relating to the Patents,  or for any other claim that is substantively related to the Patents or Client’s rights therein, on the basis specified in Paragraphs 3 and 4 above.  To the extent that any action, claim or counterclaim is asserted against the Client that is unrelated to the subject matter of the Patents and the Client desires the Law Firms to defend the Client against such cause of action, the Law Firms and the Client may agree to such representation on such terms as are mutually acceptable.

8.                                      Lead Counsel; Law Firm Association of other Lawyers.  Client and Law Firms agree that HBMRW shall continue to be lead counsel in connection with any Lawsuit.  The Law Firms agree to perform faithfully the duties imposed upon the Law Firms as attorneys for the Client in accordance herewith.  The Law Firms may, with Client’s prior written consent, associate any other attorney, law firm or other entity (“Other Counsel”), as allowed by law, in pursuing their duties and obligations hereunder.  If such Other Counsel is located and/or has a permanent presence in the jurisdiction where a Lawsuit is pending (such Other Counsel being “Local Counsel” for purposes hereof), Client shall bear all related Local Counsel fees and expenses due and payable to such Local Counsel.  If such Other Counsel does not qualify as “Local Counsel” as defined herein, the Law Firms shall bear all fees and expenses due and payable to such Other Counsel.  In either event, the engagement of Other Counsel in accordance herewith shall not (i) relieve the Law Firms from their responsibility as legal counsel for the Client without Client’s prior written consent, or (ii) except as expressly noted herein relative to the payment of Local Counsel fees and expenses by Client, increase the cost to Client of any Lawsuits or reduce the interest of the Client in the License Proceeds, Litigation Proceeds or Qualified Sale Proceeds.   To the extent it is necessary to hire Other Counsel in connection with any Lawsuit, Client and Law Firms shall cooperate in the selection of such Other Counsel.

9.                                      Assignment of Patents or Any Rights Therein.  The Law Firms and the Client acknowledge and agree that the Client’s agreement to pay the Law Firms the Contingent Attorneys’ Fees hereunder is in no way a conveyance or assignment of any interest or rights to the Patents.  The Client retains the right to use the technology in the Patents and to make, have made, import, use, sell or offer for sale any equipment, device or apparatus and to practice any method covered by any claim of any of the Patents, for the customers of the Client.

10.                               Termination of Engagement.

(a)                                  By the Law Firms.  The Law Firms may at any time, at their option (and with Court approval in the case of any Lawsuit), with or without cause, terminate their representation of the Client hereunder by providing not less than 90 days’ prior written notice to the Client.

(b)                                 By the Client.  The Client may at any time, with or without cause, terminate the Law Firms’ representation of the Client hereunder by providing not less than 90 days’ prior written notice to the Law Firms.

(c)                                  Effect of Termination.  Upon the effective date of the termination of the Law Firms’ representation of the Client under Paragraph 10(a) or 10(b) above (the “Termination Date”), this First Amended Agreement shall be terminated and shall no longer be of any force or effect, and neither Party shall thereafter be liable to the other hereunder except as follows:

(1)          With respect to any Contingent Attorneys’ Fees due as of or subsequent to the Termination Date with respect to any Lawsuits or License Negotiations completed prior to the Termination Date, the Client shall pay the Law Firms such fees as prescribed in Paragraph 3 above.

(2)          With respect to any Lawsuit or License Negotiation hereunder that is not completed prior to the Termination Date, but that is thereafter completed by the Client with or without the assistance of replacement legal counsel, upon receipt of any License Proceeds or Litigation Proceeds with respect thereto, the Client shall pay the Law Firms their pro rata share of such proceeds.  For purposes hereof, the Law Firms’ “pro rata share” shall be (A) the total amount of the proceeds that otherwise would have been due and payable to the Law Firms hereunder relative to such Lawsuit or License Negotiation if this Agreement had remained in effect through the date of Client’s receipt of the License Proceeds or Litigation Proceeds, multiplied by (B) a fraction, the numerator of which is equal to the amount that would represent the Law Firms’ total billings for legal services rendered (assuming solely for purposes hereof that the Law Firms were in fact billing the Client at their then standard hourly rates (the “assumed billings”) rather than billing the Client in accordance with Paragraph 3 above) relative to such Lawsuit or License Negotiation during the period beginning on April 14, 2006 and ending on the Termination Date, and the denominator of which is equal to the total billings by all law firms (including the assumed billings by the Law Firms) for legal services rendered relative to such Lawsuit or License Negotiation prior to the date such Lawsuit or License Negotiation is completed.  Also for purposes hereof, the total billings of the Law Firms that comprise the numerator, and the total billings of the additional law firms that comprise part of the denominator, must be reasonable as to both time and billing rates.

(3)          With respect to any Related Expenses paid by Law Firms pursuant to this First Amended Agreement that have not been reimbursed to Law Firms as of the Termination Date (“Unreimbursed Related Expenses”), Client shall pay to Law Firms all Unreimbursed Related Expenses within thirty (30) days after the Termination Date.

(4)          With respect to any Qualified Sale Proceeds received by Client after the Termination Date, notwithstanding anything in this First Amended Agreement to the contrary, Client shall pay to Law Firms 37.5% of such Qualified Sale Proceeds within thirty (30) days after such Qualified Sale Proceeds are received by Client or, at the election of the Client, Client may pay to Law Firms within thirty (30) days after the inception of Client’s right to receive Qualified Sale Proceeds, the present value of the amount of money that is to be paid to the Client over time.

11.                               Audit.  As long as the Law Firms are entitled to receive payments resulting from any License Proceeds or Litigation Proceeds, the Law Firms shall have the right to audit all financial records of the Client related to the receipt of any such proceeds.

12.                               Law Firm Authority to Act for Client.  Subject to the Client’s right to pre-approve Related Expenses in accordance with Paragraph 4 above and the other provisions of this First Amended Agreement, the Client authorizes the Law Firms to try, negotiate, compromise, settle and receive for and in Client’s name, all compensation, damages or property to which Client may become entitled by reason of any License Agreement or Lawsuit.  Client agrees not to enter into any License Agreement or settle any Lawsuit without consultation with the Law Firms, and the Law Firms agree not to enter into any License Agreement or settle any Lawsuit without the written consent of the Client.

13.                             No Representation or Warranty by Law Firm.  Each Party specifically recognizes that the other Party has made no representation or warranty whatsoever regarding the probable outcome of any Lawsuit and has in no way guaranteed the result or outcome of nor any recovery from the settlement or trail of any Lawsuit.

14.                               Other Documents.  The Parties agree to execute such other documents as might be reasonably necessary or appropriate to consummate and implement the terms of this First Amended Agreement.

15.                               Bankruptcy.  Client represents to Law Firms that Client is not presently filing, nor contemplating filing, for protection under the United States Bankruptcy Code or similar laws of any other country. Client agrees that in the event Client files for bankruptcy or ends up in bankruptcy under United States laws or similar laws of any other country, Law Firms will be promptly notified of any such event and that the Lawsuits and cause(s) of action covered by this First Amended Agreement will be promptly scheduled as an asset by the bankrupt Client in accordance with the Bankruptcy Code and its rules of procedure. Because a bankruptcy or similar proceeding by Client could require Law Firms to engage special counsel or to otherwise perform legal services in addition to those services for which Law Firms were retained under this First Amended Agreement (e.g., special retentions by Client or Trustee; issues relating to waiver of privilege and assumption of executory contracts; application and payment of attorney’s fees and approval of settlements; etc.), the bankrupt Client agrees that Law Firms shall be fully reimbursed by Client, or reimbursed out of the bankrupt Client’s share of Litigation Proceeds, License Proceeds and Qualified Sale Proceeds, for the time spent and costs incurred for these extra services. Client expressly consents to the retention by such Law Firms of such other special counsel and/or incurring such costs and time as reasonably necessary to address additional matters in bankruptcy as raised herein, and for the Law Firms to be reimbursed as set forth above.

16.                               Remedies for Breach.  In the event that any Party hereto shall breach any of the obligations imposed by this First Amended Agreement, then a non-breaching Party shall be entitled to pursue a claim for monetary damages as a result of such breach.  No Party, however, shall be entitled to recover special, indirect, or consequential damages, including lost profits, from any other Party.  For purposes of this Paragraph 16, if the Client breaches the First Amended Agreement, the compensation to which the Law Firms may be entitled under Paragraph 3 herein is not “special, indirect, or consequential damages, including lost profits.”

17.                               Successors and Assigns.  This Agreement is and shall be binding and inure to the benefit of the Parties, legal representatives, successors and assigns.

18.                               Governing Law.  It is expressly understood and agreed that this First Amended Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Texas without regard to conflicts of law rules or principles.

19.                               Tax Matters.  Client’s representation by Law Firms does not include matters pertaining to taxation or the tax consequences of any settlement of Client’s claims, any Litigation Proceeds or Qualified Sale Proceeds received by Client or any revenues or other benefits received by Client from License Negotiations or any other source.

20.                               Legal Construction.  In case any one or more of the provisions contained in this First Amended Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions thereof, and this First Amended Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

21.                               Waiver and Integration Clause.  This First Amended Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings or written or oral agreements between the Parties respecting the subject matter of this First Amended Agreement, including, without limitation, that certain Legal Services Fee Agreement entered into among the Parties as of April 14, 2006.  This First Amended Agreement may not be modified or amended except by a subsequent agreement in writing signed by the Parties.  The Parties may waive any of the conditions contained herein or any of the obligations of any other party.  Any such waiver shall be effective only if in writing and signed by the Party waiving such condition or obligation.

22.                               Counterparts.  This First Amended Agreement may be executed in multiple counterparts, each one of which will be considered to be an original.

23.                               State Bar Notice.  The Texas State Bar Act requires that Texas attorneys give notice to their clients that the State Bar of Texas investigates and prosecutes professional misconduct committed by Texas attorneys.  Although not every complaint against or dispute with a lawyer involves professional misconduct, the State Bar’s Office of the General Counsel will provide information about how to file a complaint by calling 1-800-932-1900 toll free.

FORGENT NETWORKS, INC.

By:	/s/ RICHARD N. SNYDER
Richard N. Snyder
Chief Executive Officer
Date:	11/29/06

HAGANS, BURDINE, MONTGOMERY,
RUSTAY & WINCHESTER, P.C.

By:	/s/ FRED HAGANS
Fred Hagans
Shareholder
Date:	11/29/06

BRACEWELL & GIULIANI, L.L.P.

By:	/s/ RALPH MCBRIDE
Ralph McBride
Partner
Date:	12/1/06